Exhibit (c)(1)

Annex I

April 1, 2007

1585 Broadway New York, NY 10026

Special Committee of the Board of Directors
Board of Directors
Tribune Company
435 North Michigan Avenue
Chicago, IL 60611

Members of the Special Committee of the Board and the Board of Directors:

        We understand that Tribune Company (the "Company"), GreatBanc Trust Company ("GreatBanc"), not in its individual or corporate capacity, but solely as trustee of the Tribune Employee Stock Ownership Trust, which forms a part of the Tribune Employee Stock Ownership Plan (the "Buyer"), Tesop Corporation, a wholly owned subsidiary of the Buyer (the "Merger Sub"), and EGI-TRB, L.L.C. (solely for the limited purposes of Section 8.12 thereof) (the "Investor") propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated April 1, 2007 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of the Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer and each outstanding share of common stock, par value $0.01 per share, of the Company (the "Common Stock"), other than shares of Common Stock held by the Company as treasury stock, shares of Common Stock owned by the Buyer or the Merger Sub immediately prior to the effective time of the Merger or shares of Common Stock as to which dissenters' rights have been perfected, will be converted into the right to receive $34.00 in cash plus the Additional Per Share Consideration (as defined in the Merger Agreement). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We further understand that the Investor will invest in debt and equity securities of the Company prior to the Merger and debt and equity securities of the surviving corporation following the Merger pursuant to a Securities Purchase Agreement, substantially in the form of the draft dated April 1, 2007 and related agreements, each entered into in connection with the Merger (together, the "Investor Agreements"). In addition, we understand that the Buyer will invest in equity securities of the Company prior to the Merger pursuant to an ESOP Purchase Agreement, substantially in the form of the draft dated April 1, 2007 and related agreements, each entered into in connection with the Merger (together, the "ESOP Purchase Agreements"). Furthermore, we understand that in the event that Eagle New Media Investments, LLC or Eagle Publishing Investments, LLC (together, the "Eagle Entities") own or hold any shares of Common Stock or Series D-1 preferred stock of the Company (the "Preferred Stock") shortly before the consummation of the Merger, the Company and the Eagle Entities will enter into a Stock Exchange Agreement, substantially in the form of the draft dated April 1, 2007 (the "Stock Exchange Agreement"), pursuant to which the Eagle Entities will exchange the shares of Common Stock and Preferred Stock owned or held by them for shares of Series E preferred stock, without par value, of the Company prior to the consummation of the Merger.

        You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock (other than the Investor, the Eagle Entities, the Buyer and the Merger Sub) pursuant to the Merger Agreement is fair from a financial point of view to such holders.

        For purposes of the opinion set forth herein, we have:

            (i)  reviewed certain publicly available financial statements and other information of the Company;

           (ii)  reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

          (iii)  analyzed certain financial projections prepared by the management of the Company;

          (iv)  discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

           (v)  reviewed the reported prices and trading activity for shares of the Common Stock;

          (vi)  compared the financial performance of the Company and the prices and trading activity of shares of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

         (vii)  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

        (viii)  participated in discussions and negotiations among representatives of the Special Committee, the Company, the Buyer, the Investor and their financial and legal advisors;

          (ix)  reviewed the Merger Agreement; drafts of the debt financing commitments provided to the Company by certain lending institutions dated April 1, 2007 (the "Commitment Letters"); drafts of the Investor Agreements dated April 1, 2007; the Stock Exchange Agreement; drafts of the ESOP Purchase Agreements dated April 1, 2007; a draft of the Voting Agreement, dated April 1, 2007, by and between the Company and each of Chandler Trust No. 1 and Chandler Trust No. 2 and certain other related documents; and

           (x)  performed such other analyses and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have also assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions including, among other things, that the transactions contemplated by the Investor Agreements, the ESOP Purchase Agreements and the Stock Exchange Agreement (if entered into pursuant to the terms of the Merger Agreement) will be consummated in accordance with their terms. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to such matters.

        This opinion does not address the fairness of any consideration to be received by the Buyer, the Investor or the Eagle Entities pursuant to the Merger Agreement, the ESOP Purchase Agreements, the Investor Agreements or the Stock Exchange Agreement (if entered into pursuant to the terms of the Merger Agreement), the relative fairness of any portion of the consideration to holders of any series of common or preferred stock of the Company, the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Company, or the underlying business decision of the Company to enter into the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

        We acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which became payable at the time we advised the Special Committee of the Board of Directors that we were prepared to deliver this opinion. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and affiliates of the Investor and have received fees for the rendering of these services. In addition, we and our affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in investment funds managed by affiliates of the Investor. In the ordinary course of our trading, brokerage, investment management and financing activities, we and our affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of our customers, in debt or equity securities or senior loans of the Company or any other company or any currency or commodity that may be involved in this transaction.

        It is understood that this letter is for the information of the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, we express no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders' meeting to be held in connection with the Merger.

        Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of the Common Stock (other than the Investor, the Eagle Entities, the Buyer and the Merger Sub) pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED
By:	/s/ THOMAS F. WHAYNE Thomas F. Whayne Managing Director